Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY
DISTRIBUTION TO $1.36 PER UNIT, UP 5%

Fourth Quarter DCF 28 Percent Higher Than Fourth Quarter 2012

HOUSTON, Jan. 15, 2014 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.36 ($5.44 annualized) payable on Feb. 14, 2014, to unitholders of record as of Jan. 31, 2014. This represents a 5 percent increase over the fourth quarter 2012 cash distribution per unit of $1.29 ($5.16 annualized) and is up from $1.35 per unit ($5.40 annualized) for the third quarter of 2013. KMP has increased the distribution 50 times since current management took over in February 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong fourth quarter and a very successful year. We will distribute $5.33 per unit for the full year, which represents a 7 percent increase over the 2012 distribution of $4.98 per unit, and an increase of $0.05 per unit from our 2013 plan. We earned distributable cash flow before certain items of $5.39 per unit for 2013 or coverage in excess of our distributions of $22 million. For 2013, our five business segments produced $5.550 billion in segment earnings before DD&A and certain items, up 27 percent from last year. Growth was led by the dropdowns from Kinder Morgan, Inc. associated with its acquisition of El Paso Corporation in 2012, contributions from the midstream assets KMP acquired in the Copano Energy transaction in May of 2013, increased oil production in our CO2 segment, and good results at our Products Pipelines and Terminals businesses. KMP invested $3.5 billion in expansions and acquisitions during 2013 (not including dropdowns and the Copano acquisition), which exceeded our budget of $2.9 billion. We are excited about 2014 and continue to see exceptional growth opportunities across all of our business segments. We currently have identified approximately $13.5 billion in expansion and joint venture investments at KMP that we are confident will come to fruition and drive future growth.”
KMP reported fourth quarter distributable cash flow before certain items of $635 million, up 28 percent from $495 million for the comparable period in 2012. Distributable cash flow per unit before certain items was $1.44 compared to $1.35 for the fourth quarter last year. Fourth

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quarter net income before certain items was $796 million compared to $669 million for the same period in 2012. Including certain items, net income was $818 million compared to $647 million for the fourth quarter last year. Certain items for the fourth quarter totaled a net gain of $22 million versus a net loss of $22 million for the same period last year. Certain items principally reflected an insurance reimbursement for damage at certain terminals in the Northeast following Hurricane Sandy.
For the full year, KMP reported distributable cash flow before certain items of $2.244 billion, up 26 percent from $1.778 billion for the comparable period in 2012. Distributable cash flow per unit before certain items was $5.39 compared to $5.07 for the same period last year. Net income before certain items was $2.742 billion compared to $2.244 billion for 2012. Including certain items, net income was $3.317 billion compared to $1.401 billion for the same period last year. Certain items for the full year totaled a net gain of approximately $575 million (primarily reflecting a gain in the second quarter related to re-measurement of KMP’s original 50 percent interest in the Eagle Ford joint venture to fair market value) versus a net loss of $843 million for the same period last year.
Overview of Business Segments
The Natural Gas Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $665 million, up 40 percent from $474 million for the same period last year due primarily to the dropdowns from KMI associated with the El Paso acquisition and contributions from the Copano transaction. For the year, Natural Gas Pipelines produced segment earnings before DD&A and certain items of $2.336 billion, up 70 percent from $1.374 billion in 2012, exceeding its published annual budget of 54 percent growth as a result of the Copano acquisition.
“Growth in this segment compared to both the fourth quarter and full year 2012 was driven by the midstream assets we acquired from Copano in May of 2013, including the other 50 percent of Eagle Ford Gathering which we did not already own, dropdowns from KMI (Tennessee Gas Pipeline and 50 percent of El Paso Natural Gas were dropped down to KMP in August 2012, and KMP purchased the remainder of EPNG in March of 2013) and strong results from TGP,” Kinder said. “TGP benefited from continued strong demand for its services, driven by ongoing growth in the Marcellus and Utica Shale plays and a number of expansion projects

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that began service in November of 2012 and November of 2013, including the approximately $500 million Northeast Upgrade Project. EPNG realized higher throughput in 2013 versus 2012 due to an increase in natural gas exports to Mexico and capturing a larger percentage of the Southwest market.”
While both the fourth quarter and 2013 earnings in this segment reflect the impact of the November 2012 divestitures of our Rockies assets, that impact was more than offset by the financial results produced by the assets acquired in the El Paso and Copano transactions.
“We continue to believe that natural gas is the future play for America because it’s domestic, clean, abundant and very reasonably priced,” Kinder stated. “Our El Paso and Copano transactions have significantly increased our natural gas footprint in the United States, and KMP is well positioned to play a leading role in building and expanding infrastructure required to connect developing natural gas supplies to markets.”
The CO2 business produced fourth quarter segment earnings before DD&A and certain items of $392 million, up 16 percent from $337 million for the same period in 2012. For the year, CO2 produced segment earnings before DD&A and certain items of $1.432 billion, up 8 percent from $1.326 billion in 2012, exceeding its published annual budget of 5 percent growth.
“Growth in this segment compared to both the fourth quarter and full year of 2012 was led by increased oil and NGL production, and higher prices,” Kinder said. “Combined gross oil production volumes averaged over 57 thousand barrels per day (MBbl/d) for the fourth quarter, which was led by significantly increased production at our large SACROC Unit, and also included 1.3 MBbl/d from the Goldsmith Unit we acquired in June. This represents more than a 7 percent increase in oil production versus the fourth quarter last year. The Snyder Gas Plant also produced superb results and set a record for NGL production with an average of 19.5 MBbl/d for the full year. Additionally, we set a CO2 production record in December in southwest Colorado, averaging 1.3 billion cubic feet per day (Bcf/d), primarily due to our Doe Canyon CO2 source field expansion coming online ahead of schedule.” Following completion of a $255 million expansion, Doe Canyon averaged almost 200 million cubic feet per day (MMcf/d) for the fourth quarter, substantially higher than the initial projection of 170 MMcf/d.

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Oil production at the SACROC Unit was 32.3 MBbl/d in the fourth quarter, up almost 6 percent from 30.6 MBbl/d for the same period last year, and significantly higher than plan. SACROC volumes for the full year were also up approximately 6 percent from 2012. Production continued to be relatively stable at the Yates Field, which produced 20 MBbl/d in the fourth quarter versus 20.8 MBbl/d for the same period last year, and slightly above plan. Production at the Katz Field was 3.5 MBbl/d in the fourth quarter, almost doubling from 1.8 MBbl/d for the same period last year and slightly above plan. Fourth quarter production at Goldsmith was 1.3 MBbl/d, slightly below plan, but integration is going well. The average West Texas Intermediate (WTI) crude oil price for the full year was $97.97 compared to the $91.68 per barrel that was assumed when the company developed the 2013 budget.
In this segment, KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel for the year, with all hedges allocated to oil, was $92.70 versus $87.72 for 2012. The realized weighted average NGL price per barrel for the year, allocating none of the hedges to NGLs, was $46.43 compared to $50.95 for 2012, as NGL prices remained low.
The Products Pipelines business produced fourth quarter segment earnings before DD&A and certain items of $203 million, up 16 percent from $176 million for the comparable period in 2012. For the year, Products Pipelines produced segment earnings before DD&A and certain items of $784 million, up 12 percent from $703 million in 2012, slightly below its published annual budget of 13 percent growth. Segment earnings would have been higher except for lower revenues on SFPP’s intrastate pipelines in California, primarily due to the adverse California Fourth District Court of Appeal ruling in the second quarter which denied an income tax allowance on the company’s intrastate pipelines in that state.
“The increase in earnings compared to the fourth quarter of 2012 was driven by significantly higher volumes and associated revenues on the Cochin pipeline system and higher margins and volumes in our transmix business,” Kinder said. “For the full year, earnings increased due to higher NGL volumes on the Cochin and Cypress pipelines, an increase in refined products volumes, higher transmix volumes and a full year of operations on the Kinder Morgan Crude and Condensate pipeline. Incremental earnings for this segment came from

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placing the Parkway Pipeline in service in September and contributions from crude and condensate assets obtained in the Copano transaction. Including joint ventures and other projects, KMP’s planned investments related to Eagle Ford Shale crude and condensate opportunities currently total approximately $1 billion.”
Total refined products volumes for the fourth quarter were up over 6 percent compared to the same period last year, including Plantation. Segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up over 8 percent, reflecting a boost in Plantation volumes due to allocations on a competing pipeline, a completed unit train project which increased Tampa-sourced ethanol to Orlando and the completion of Parkway. Jet fuel volumes increased almost 7 percent attributable to high commercial and military activity on the West Coast. NGL volumes were up almost 23 percent, primarily on Cochin, due to strong grain drying and winter heating demand. For the full year, mainline volumes were up over 2 percent on the Pacific pipeline system on the West Coast, the first meaningful increase since 2007.
The Products Pipelines segment handled over 10.8 million barrels of biofuels (ethanol and biodiesel) in the fourth quarter, up 15 percent from the same period a year ago. The increase was driven by the August 2012 acquisition of a biofuel transload terminal in South Carolina and SFPP biodiesel blending projects coming online this year on the West Coast. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced fourth quarter segment earnings before DD&A and certain items of $221 million, up 12 percent from $198 million for the same period in 2012. For the year, Terminals produced segment earnings before DD&A and certain items of $798 million, up 6 percent from $752 million in 2012, but below its published annual budget of 12 percent annual growth primarily due to lower bulk volumes.
“Growth in this segment versus both the fourth quarter and full year of 2012 was almost all organic and was driven by higher earnings from our liquids facilities along the Houston Ship Channel (reflecting new and restructured contracts with higher rates and expansion projects coming online), an increase in export coal revenue (primarily from expansions at our IMT terminal in Louisiana), and incremental earnings from the BP Whiting and Edmonton Terminal expansions,” Kinder explained. “While export coal tonnage was up only 2 percent compared to

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the fourth quarter last year and 1 percent versus full year 2012, our earnings were up nicely in this business due to long-term minimum tonnage commitments that we have with many of our customers.”
For the fourth quarter, Terminals handled 18.3 million barrels of ethanol, up from 15.4 million barrels for the same period last year. Combined, the terminals and products pipelines business segments handled 28.4 million barrels of ethanol, up 16 percent from 24.5 million barrels for the fourth quarter of 2012. KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced fourth quarter segment earnings before DD&A and certain items of $54 million versus the $71 million it reported for the same period in 2012. For the year, Kinder Morgan Canada produced segment earnings before DD&A and certain items of $200 million, down from $229 million in 2012. For both the fourth quarter and the full year, earnings were impacted by the sale of the Express-Platte pipeline system, which occurred in the second quarter of 2013, and unfavorable book taxes. Overall, however, the sale of Express-Platte is modestly accretive at KMP.
2014 Outlook
As previously announced, KMP expects to declare cash distributions of $5.58 per unit for 2014, an approximate 5 percent increase over the $5.33 per unit it will distribute for 2013. (KMR also expects to declare distributions of $5.58 per share for 2014, and the distribution to KMR shareholders will be paid in the form of additional KMR shares.) In 2014, KMP expects to:

•
Generate approximately $6.4 billion in segment earnings before DD&A (adding back KMP’s share of joint venture DD&A), an increase of approximately $750 million over $5.6 billion in 2013 (adding back KMP’s share of joint venture DD&A).

•	Distribute over $2.5 billion to its limited partners.

•
Invest approximately $3.6 billion in expansions (including contributions to joint ventures) and small acquisitions. Almost $720 million of the equity required for this investment program is expected to be funded by KMR share dividends with a substantial additional portion of the equity coming from at-the-market equity sales.

KMP’s expectations assume an average WTI crude oil price of approximately $96.15 per barrel in 2014, which approximated the forward curve at the time the budget was prepared. The cash generated by KMP’s assets is predominantly fee-based and is not sensitive to commodity

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prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2014, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $7 million, or approximately 0.125 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
Other News
Natural Gas Pipelines

•
On Nov. 1 TGP placed in service on schedule its Northeast Upgrade and Marcellus Pooling Point projects. Northeast Upgrade, an approximately $500 million, fully subscribed project spanning portions of Pennsylvania and New Jersey, boosts capacity on TGP’s system by approximately 636,000 dekatherms per day and provides additional takeaway capacity from the Marcellus Shale area. In Pennsylvania, the approximately $54 million Marcellus Pooling Point Project, also fully subscribed, provides about 240,000 dekatherms per day of additional firm Marcellus transportation capacity.

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TGP completed a successful binding open season in December for incremental, north-to-south natural gas transportation capacity on the TGP system totaling 500,000 dekatherms per day, which was awarded to six different shippers. The awarded capacity will provide firm transportation service for Marcellus and Utica production from receipt points as far north as Mercer, Penn., for delivery to multiple delivery points on the Gulf Coast. TGP will invest approximately $156 million in this Utica Backhaul project. Capacity bids were for volumes well in excess of the capacity offered, and TGP is exploring further capacity expansions for its customers.

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The proposed Cameron LNG liquefaction facility at Hackberry, La., is now first in the Department of Energy queue for non-Free Trade Agreement export approval, and TGP continues to advance plans to transport 900,000 dekatherms per day of natural gas to the future facility under long-term agreements. Following a binding open season in the spring of 2013, TGP awarded 300,000 dekatherms per day of capacity to a subsidiary of MMGS Inc. (Mitsui) for a 20-year agreement to transport natural gas earmarked for the liquefaction facility, which is slated to begin LNG exports in the second half of 2017. Earlier in 2013, TGP announced a binding, 20-year agreement with anchor shipper Mitsubishi Corporation to ship 600,000 dekatherms per day of natural gas for the proposed project. Future shipments by TGP are part of its approximately $138 million Southwest Louisiana Supply Project.

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TGP continues to move forward on its approximately $83 million Rose Lake expansion project in northeastern Pennsylvania. The project will provide long-term firm transportation service for two shippers that have fully subscribed 230,000 dekatherms per day of firm capacity. Subject to regulatory approvals, a Nov. 1, 2014, in-service is anticipated.

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Field survey work continues for TGP’s fully subscribed approximately $77 million Connecticut expansion project. The project will provide 72,000 dekatherms per day of additional long-term capacity to two local distribution customers. The project includes

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approximately 13 miles of new pipeline loops along the TGP system in Connecticut, New York and Massachusetts, and the planned acquisition of an existing pipeline lateral from another operator. Pending regulatory approvals, the expansion is expected to be operational Nov. 1, 2016.

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TGP signed a binding, 15-year firm transportation agreement with Seneca Resources Corporation to ship 158,000 dekatherms per day of natural gas to eastern Canadian markets on the Niagara Expansion Project. Subject to regulatory approvals, the approximately $26 million project is expected to begin service Nov. 1, 2015. Seneca will be the foundation shipper for TGP’s Niagara Expansion Project, designed to provide transportation from the prolific Marcellus Shale in Pennsylvania to TGP’s interconnect with TransCanada Pipeline in Niagara County, N.Y., to serve growing markets for U.S. gas in eastern Canada.

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KMP continues to invest capital and explore opportunities to transport more natural gas to Mexico. The company will invest approximately $72 million in the proposed Sierrita Pipeline Project, which would include construction of a 60-mile pipeline that would extend from the EPNG pipeline system, near Tucson, Ariz., to the Mexican border at Sasabe, Ariz. The 36-inch Sierrita Pipeline will have approximately 200,000 dekatherms per day of capacity and an affiliate of PEMEX previously executed a 25-year agreement for all of the capacity. KMP owns 35 percent of and will construct and operate the approximately $204 million Sierrita Pipeline.  Subject to regulatory approvals, the pipeline is expected to be in service in September 2014.

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KMP is investing approximately $108 million for additional compression and pipeline system modifications to expand the Kinder Morgan Texas and Mier-Monterrey pipelines.  The project is supported by three customers in Mexico that entered into long-term firm transportation contracts for more than 200,000 dekatherms per day of capacity, which will be phased in from 2014 through 2016.  A fourth customer has also recently contracted for 150,000 dekatherms per day of the project’s capacity on an interim basis for use prior to the effective date of the contracts with the other customers, accelerating the timing of the expansion for a projected initial in-service date of Sept. 1, 2014.

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EPNG placed its Willcox Lateral II Expansion Project in service in late December in southeastern Arizona, which assists an existing customer in Mexico to meet electric power plant fuel load requirements. The combined capital costs of the Willcox I and Willcox II expansions totaled approximately $37 million.

CO2
In response to the industry’s continuing robust demand for CO2, KMP continues to make progress on constructing expansion projects and pursuing opportunities designed to increase production and transportation of CO2 for use in enhanced oil recovery projects in the Permian Basin of West Texas. This could lead to over $2 billion in investments that would increase KMP’s CO2 sales and transport volumes by an additional 700 MMcf/d by 2017, which would bring the company’s total system capacity to more than 2 Bcf/d of CO2.

•	Construction is going well on KMP’s approximately $214 million Yellow Jacket Central Facility expansion at the McElmo Dome CO2 source field in southwest Colorado. The

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project is on budget and on schedule and the first of four planned expansion projects is expected to be operational by November 2014. These expansions will increase CO2 production from 1.1 Bcf/d to 1.23 Bcf/d and maintain it at that level.

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Work also continues on the expansion of KMP’s Wink Pipeline System, which transports crude from the company’s West Texas oil fields to Western Refining Company’s facility in El Paso, Texas. The company is in the process of increasing Wink’s capacity from 132,000 barrels per day (bpd) to 145,000 bpd to meet expected higher future throughput requirements at Western’s refinery. KMP, in coordination with Western’s maintenance schedule, anticipates that the new facilities will be online in late February or early March of this year.

Products Pipelines

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KMP continues to make progress on pipeline modifications for its approximately $310 million Cochin Reversal project to move light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan, Alberta. Construction also is underway on the 1 million barrel storage capacity Kankakee tank farm and associated pipeline facilities where Cochin will interconnect with the Explorer Pipeline and the Enterprise TEPPCO Pipeline. The project remains on schedule for a late June 2014 in-service date.

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Construction continues on KMP’s approximately $360 million petroleum condensate processing facility near its Galena Park terminal on the Houston Ship Channel. Supported by a long-term, fee-based agreement with BP North America for all 100,000 bpd of throughput capacity at the facility, the project includes building two separate units to split condensate into its various components and the construction of storage tanks for the almost 2 million barrels of product that will be split at the facility. The first phase of the splitter is scheduled to be commissioned in June 2014 and the second phase is expected to come online in the second quarter of 2015.

•
KMP and NOVA Chemicals Corporation announced in December a letter of intent to develop a new products pipeline from the Utica Shale. Under the agreement, Kinder Morgan Cochin will construct, own and operate a 210-mile pipeline from multiple fractionation facilities in Harrison County, Ohio, to Kinder Morgan’s Cochin Pipeline near Riga, Mich., where the company will then move product via Cochin east to Windsor, Ontario, Canada. The proposed approximately $300 million Kinder Morgan Utica To Ontario Pipeline Access (UTOPIA) would transport previously refined or fractionated NGLs, including ethane and propane. UTOPIA is expected to have an initial 50,000 bpd of capacity, which is expandable to more than 75,000 bpd, and anticipates a mid-year 2017 in-service date, pending NOVA’s execution of a definitive agreement during the binding open season (which is expected in 2014) and timely receipt of necessary permitting and regulatory approvals.

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KMP and Targa Resources Partners signed a letter of intent in December to form a joint venture to construct new NGL fractionation facilities at Mont Belvieu, Texas, to provide services for producers in the Utica and Marcellus Shale resource plays in Ohio, West Virginia and Pennsylvania.  Those facilities will be located adjacent to Targa’s existing fractionation facilities at Mont Belvieu and will provide fractionation services for customers

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of the Utica Marcellus Texas Pipeline (UMTP), a proposed joint venture between MarkWest Utica EMG and KMP (also announced in the fourth quarter), of up to 150,000 bpd expandable to 400,000 bpd of maximum pipeline capacity over time. To allow shippers time to assess their Gulf Coast fractionation and pipeline needs, the binding open season currently under way for the proposed Y-grade UMTP has been extended until Feb. 28, 2014. The UMTP would involve the abandonment and conversion of over 1,000 miles of KMP’s existing Tennessee Gas Pipeline system, currently in natural gas service, and building approximately 200 miles of new pipeline. These projects and partnerships can provide one-stop shopping to meet the producers’ needs.
Due to strong interest for transportation of Eagle Ford crude and condensate to the Houston Ship Channel, KMP has secured long-term commitments for more than two-thirds of the 300,000 bpd of capacity on its KMCC pipeline, which includes the following projects currently under construction.

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KMP expects its approximately $101 million Sweeny Lateral pipeline project, which will transport Eagle Ford crude and condensate from the company’s KMCC pipeline to Phillips 66’s Sweeny Refinery in Brazoria County, Texas, to be fully in service this month. The 27‑mile pipeline is complete and is being commissioned. The two 120,000-barrel storage tanks and seven truck offloading racks at the company’s DeWitt County station are also complete and in service, and the new pumps and two 120,000-barrel storage tanks at the company’s Wharton County pump station will be completed later this month.

•
KMP has entered into an agreement with a large Eagle Ford Shale producer to extend the KMCC pipeline farther into the Eagle Ford Shale in South Texas. KMP will invest approximately $74 million to build an 18-mile lateral pipeline northwest from its DeWitt Station to a new facility in Gonzales County, where KMP will construct 300,000 barrels of storage, a pipeline pump station and truck offloading facilities. The lateral will have a capacity of 300,000 bpd and will enable Kinder Morgan to batch Eagle Ford crude and condensate from the new Gonzales Station via KMCC to its delivery points on the Houston Ship Channel and the soon to be in service Sweeny Lateral pipeline serving the Phillips 66 Sweeny Refinery in Brazoria County, Texas. Construction on the pipeline will start later this month and the project is expected to be completed in the first quarter of 2015.

•
Tank and pipeline construction continues on KMP’s approximately $109 million expansion of its KMCC pipeline to ConocoPhillips’ central delivery facility in Karnes County. The project, supported by a long-term contract with ConocoPhillips, will extend the 178-mile pipeline 31 miles west from the company’s DeWitt Station (west of Cuero, Texas) to ConocoPhillips’ central delivery facility in Helena, Texas. The company expects to complete the project in the third quarter of 2014.

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KMCC and Double Eagle Pipeline, a joint venture with Magellan Midstream Partners, entered into a long-term agreement in December with Anadarko Petroleum Corporation to transport Eagle Ford Shale production from Gardendale, Texas, to the Houston Ship Channel via the KMCC Pipeline. Double Eagle will construct 160,000 barrels of storage capacity and a pump station at Gardendale, along with a 10-mile pipeline to connect the Double Eagle and KMCC pipelines in Karnes County, Texas. Double Eagle will transport product from its new

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Gardendale station to the KMCC Helena station in Karnes County. KMCC will construct two 120,000-barrel storage tanks at its Helena Station to move crude and condensate from the Double Eagle Pipeline to the KMCC delivery points. By connecting the Double Eagle and KMCC systems, Anadarko and other Eagle Ford producers will have the flexibility to access both the Corpus Christi and Houston-area markets. KMP will invest approximately $45 million in this project which is expected to be completed in early 2015.
Terminals

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As a strategic, complementary extension of Kinder Morgan’s existing crude oil and refined products transportation business and to meet growing product demand and changes in sources of supply, KMP announced in December a definitive agreement to acquire American Petroleum Tankers (APT) and State Class Tankers (SCT) from affiliates of The Blackstone Group and Cerberus Capital Management for $962 million in cash. APT and SCT are engaged in the marine transportation of crude oil, condensate and refined products in the United States domestic trade, commonly referred to as the Jones Act trade. The transaction, which is subject to standard regulatory approvals, is expected to close in January of 2014, at which time it will be immediately accretive to cash available to KMP unitholders.

•
The 185-acre Battleground Oil Specialty Terminal Company (BOSTCO) project located on the Houston Ship Channel is continuing to progress toward completion. Thirty-one of the 51 storage tanks built during phase one construction have been placed in service and the remaining tanks will come online during the first half of 2014. A two-berth ship dock and 12 barge berths were also placed in service in October. Phase two construction also continues and involves building an additional 900,000 barrels of storage capacity. BOSTCO expects phase two to begin service in the third quarter of 2014. The approximately $500 million BOSTCO terminal is fully subscribed for a total capacity of 7.1 million barrels and is able to handle ultra-low sulfur diesel, residual fuels and other black oil terminal services. KMP owns 55 percent of and operates BOSTCO.

•
KMP is preparing a 42-acre site along the Houston Ship Channel for construction of a new ship dock to handle ocean going vessels and 1.5 million barrels of liquids storage tanks. The approximately $172 million project is supported by a long-term contract with a major ship channel refiner to construct the tanks and connectivity to KMP’s Galena Park terminal and to the refiner’s location. Construction is scheduled to begin in the second quarter of 2014 and the project is expected to be in service in the first quarter of 2016.

•
Construction continues on KMP’s investment of $106 million on the purchased 20 acres adjacent to the company’s Pasadena terminal and nine new storage tanks being built with a capacity of 1.2 million barrels at its Galena Park terminal to meet customer demand. A new barge dock is also being constructed that is expected to help relieve current dock congestion on the Houston Ship Channel. The new barge dock will provide additional capacity to handle up to 50 barges per month. The tanks are expected to be in service as completed starting in the fourth quarter of 2014 and ending in the first quarter of 2015. The barge dock is slated for a fourth quarter 2015 completion.

•	Deeprock Development, a joint venture at KMP, is proceeding on time and on budget to construct 1.5 million barrels of storage capacity and two pipelines to five Cushing, Okla.,

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area destinations. Tallgrass Energy Partners, the customer, anticipates an initial start-up date of August this year, at which time up to 350,000 bpd of capacity is expected to be online. KMP owns 51 percent of the joint venture project and will contribute $26 million of the approximately $51 million project.

•
Construction continues at KMP’s Edmonton Terminal expansion in Alberta. By the end of February, nine tanks with a capacity of 3.4 million barrels will be in service and phase one will be complete. Construction also continues on phase two, which will add an incremental 1.2 million barrels of storage capacity and is expected to be completed in late 2014. The approximately $438 million project is supported by long-term contracts with major producers and refiners.

•
KMP in December announced a joint venture with Imperial Oil to build the Edmonton Rail Terminal, a crude oil and loading facility, near its Edmonton storage terminal on land adjacent to Imperial’s Strathcona Refinery. Construction is underway on the Edmonton Rail Terminal, which will be capable of loading one to three unit trains per day totaling 100,000 bpd at startup, with the potential to expand up to 250,000 bpd. The new rail terminal will be connected via pipeline to the Trans Mountain terminal and will be capable of sourcing crude streams handled by KMP for delivery by rail to North American markets and refineries. The rail will be constructed and operated by KMP and will connect to both Canadian National and Canadian Pacific mainlines. The joint venture is investing approximately $175 million in the project and KMP will invest an additional approximately $100 million in pipeline connections and new staging tanks. The facility is expected to be in service at the end of 2014.

•
KMP’s previously announced joint venture with Keyera Corp. to build a crude oil rail loading facility in Edmonton is progressing. The Alberta Crude Terminal will be able to accept crude oil streams handled at KMP’s North 40 Terminal for loading and delivery via rail to refineries anywhere in North America. KMP is investing approximately $33 million in this project. The facility, which will be operated by Keyera, will be capable of loading approximately 40,000 bpd of crude oil into tank cars and is expected to be in service in the third quarter of 2014.

Kinder Morgan Canada

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Trans Mountain Pipeline filed a Facilities Application with the National Energy Board (NEB) in December requesting authorization to build and operate the necessary facilities for the proposed $5.4 billion pipeline system expansion. With this filing, the proposed project will undergo a comprehensive public regulatory review. For the past 18 months Kinder Morgan Canada has engaged extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities and will continue to do so. The next step is for the NEB to establish a hearing schedule that corresponds to the federal government’s legislated 15-month review and decision time frame. Thirteen companies in the Canadian producing and oil marketing business have signed firm contracts bringing the total volume of committed shippers to approximately 708,000 bpd. Kinder Morgan Canada received approval of the commercial terms related to the expansion from the NEB in May of 2013. The proposed expansion will increase capacity on Trans

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Mountain from approximately 300,000 bpd to 890,000 bpd. If approvals are received as planned, the expansion is expected to be operational at the end of 2017.
Financings

•	KMP and KMR sold common units and shares valued at approximately $294 million under their at-the-market programs during the fourth quarter, bringing the total to more than $1.1 billion for the year.

Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.36 dividend ($5.44 annualized) payable on Feb. 14, 2014, to shareholders of record as of Jan. 31, 2014. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates approximately 52,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 15, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we

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KMP – 4Q Earnings	Page 14

expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to the unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor (additional equity investees).
Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our business segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after adjusting for certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is

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KMP – 4Q Earnings	Page 15

presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS

Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$3,471	$2,680	$12,530	$9,035

Costs, expenses and other
Operating expenses	1,953	1,440	7,128	4,634
Depreciation, depletion and amortization	384	325	1,446	1,159
General and administrative	127	123	560	547
Taxes, other than income taxes	76	60	296	239
Other expense (income)	(46)	—	(129)	(28)
	2,494	1,948	9,301	6,551
Operating income	977	732	3,229	2,484

Other income (expense)
Earnings from equity investments	72	88	297	295
Amortization of excess cost of equity investments	(3)	(2)	(10)	(7)
Interest, net	(223)	(198)	(855)	(683)
Gain on sale of investments in Express	—	—	224	—
Gain on remeasurement of net assets to fair value	—	—	558	—
Other, net	14	4	42	20

Income before income taxes	837	624	3,485	2,109

Income taxes	(17)	10	(164)	(39)

Income from continuing operations	820	634	3,321	2,070

Income from discontinued operations	—	15	—	160
Loss on remeasurement of discontinued operations to fair value	(2)	(2)	(4)	(829)
(Loss) income from discontinued operations	(2)	13	(4)	(669)

Net income	818	647	3,317	1,401

Net income attributable to Noncontrolling Interests	(9)	(7)	(36)	(18)

Net income attributable to KMP	$809	$640	$3,281	$1,383

Calculation of Limited Partners' interest in net income (loss) attributable to KMP
Income from continuing operations attributable to KMP	811	627	3,285	2,045
Less: Pre-acquisition earnings and severance allocated to General Partner	3	(17)	(8)	(58)
Less: General Partner's remaining interest	(448)	(386)	(1,708)	(1,410)
Limited Partners' interest	366	224	1,569	577
Add: Limited Partners' interest in discontinued operations	(2)	13	(4)	(655)
Limited Partners' interest in net income	$364	$237	$1,565	$(78)

Limited Partners' net income (loss) per unit:
Income from continuing operations	$0.83	$0.61	$3.77	$1.64
Income (loss) from discontinued operations	$—	$0.03	$(0.01)	$(1.86)
Net income (loss)	$0.83	$0.64	$3.76	$(0.22)
Weighted average units outstanding	440	368	416	351

Declared distribution / unit	$1.36	$1.29	$5.33	$4.98

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Segment earnings before DD&A and amortization of excess investments
Natural Gas Pipelines	$662	$561	$2,977	$1,562
CO2	395	334	1,435	1,322
Products Pipelines	203	178	602	670
Terminals	243	144	853	709
Kinder Morgan Canada	54	71	340	229
	$1,557	$1,288	$6,207	$4,492

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines (2)	$665	$474	$2,336	$1,374
CO2	392	337	1,432	1,326
Products Pipelines	203	176	784	703
Terminals	221	198	798	752
Kinder Morgan Canada	54	71	200	229
Total	$1,535	$1,256	$5,550	$4,384

Segment DD&A and amortization of excess investments
Natural Gas Pipelines (3)	$158	$87	$555	$253
CO2	121	115	477	441
Products Pipelines	34	31	134	121
Terminals	61	52	217	205
Kinder Morgan Canada	13	14	54	56
Total	$387	$299	$1,437	$1,076

Segment earnings contribution
Natural Gas Pipelines (1) (3)	$507	$387	$1,781	$1,121
CO2 (1)	271	222	955	885
Products Pipelines (1)	169	145	650	582
Terminals (1)	160	146	581	547
Kinder Morgan Canada (1)	41	57	146	173
General and administrative (1) (4)	(127)	(108)	(521)	(432)
Interest, net (1) (5)	(225)	(180)	(850)	(632)
Net income before certain items	796	669	2,742	2,244
Certain items
Remeasurement of net assets to fair value	—	(2)	558	(829)
Acquisition costs (6)	(1)	(5)	(34)	(8)
Legal and environmental reserves (7)	—	(2)	(177)	(45)
Drop down asset groups' pre-acquisition earnings (8)	—	28	19	68
Mark to market, ineffectiveness, and amortization of certain hedges (9)	(3)	(3)	(13)	(11)
Insurance deductible, casualty losses and reimbursements (10)	24	(51)	57	(41)
Gain (loss) on sale of assets, net of income tax expense	(2)	—	167	15
Severance (11)	(3)	(5)	(11)	(9)
Release of reserves related to pre-acquisition periods (12)	3	18	3	18
Other (13)	4	—	6	(1)
Sub-total certain items	22	(22)	575	(843)
Net income	$818	$647	$3,317	$1,401
Less: Pre-acquisition earnings and severance allocated to General Partner	3	(17)	(8)	(58)
Less: General Partner's remaining interest in net income (14)	(448)	(386)	(1,708)	(1,403)
Less: Noncontrolling Interests in net income	(9)	(7)	(36)	(18)
Limited Partners' net income (loss)	$364	$237	$1,565	$(78)

Net income before certain items	$796	$669	$2,742	$2,244
Less: Noncontrolling Interests before certain items	(9)	(6)	(31)	(22)
Net income attributable to KMP before certain items	787	663	2,711	2,222
Less: General Partner's interest in net income before certain items (14)	(448)	(387)	(1,703)	(1,412)
Limited Partners' net income before certain items	339	276	1,008	810
Depreciation, depletion and amortization (15)	407	339	1,524	1,252
Book (cash) taxes - net	10	(9)	44	(2)
Express & Endeavor contribution	(4)	—	(5)	3
Sustaining capital expenditures (16)	(117)	(111)	(327)	(285)
DCF before certain items	$635	$495	$2,244	$1,778

Net income / unit before certain items	$0.77	$0.75	$2.42	$2.31
DCF / unit before certain items	$1.44	$1.35	$5.39	$5.07
Weighted average units outstanding	440	368	416	351
____________

Notes ($ million):

(1)	Excludes certain items:
4Q 2012 - Natural Gas Pipelines $102, CO2 $(3), Products Pipelines $2, Terminals $(54), general and administrative expense $(17), interest expense $(22)
YTD 2012 - Natural Gas Pipelines $355, CO2 $(4), Products Pipelines $(33), Terminals $(43), general and administrative expense $(124), interest expense $(68)
4Q 2013 - Natural Gas Pipelines $(3), CO2 $3, Terminals $22, interest $2.
YTD 2013 - Natural Gas Pipelines $641, CO2 $3, Products Pipelines $(182), Terminals $55, Kinder Morgan Canada $140, general and administrative expense $(49), interest $(10).

(2)	Includes $15 in 4Q and $167 in YTD 2012 related to assets classified for GAAP purposes as discontinued operations.

(3)
Includes $7 in YTD 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations. Excludes $28 in 4Q and $97 in YTD 2012 and $19 in YTD 2013 of DD&A expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013.

(4)
General and administrative expense includes income tax that is not allocable to the segments: 4Q 2012 - $2, YTD 2012 - $9, YTD 2013 - $10. Excludes $9 in 4Q and $110 in YTD 2012 and $9 in YTD 2013 of G&A expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(5)
Interest expense excludes interest income that is allocable to the segments: 4Q 2012 - $4, YTD 2012 - $17, YTD 2013 - $5. Excludes $21 in 4Q and $66 in YTD 2012 and $15 in YTD 2013 of interest expense from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013, which are included in certain items above.

(6)	Acquisition expense items related to closed acquisitions.

(7)	Legal reserve adjustments related to the rate case and other litigation and environmental matters of west coast Products Pipelines.

(8)	Earnings from our drop down asset groups for periods prior to our acquisition dates of August 1, 2012 and March 1, 2013.

(9)	Actual gain or loss will continue to be reflected in earnings before DD&A at time of physical transaction.

(10)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.

(11)	Drop-down asset groups severance expense allocated to the General Partner.

(12)	Operating expense and franchise and income tax adjustments related to the drop down assets pertaining to periods prior to the acquisition.

(13)
Amortization of debt fair value adjustments related to purchase accounting, Terminals severance, certain Terminals asset removal expenses and capitalized overhead, and payroll and income tax expense adjustments.

(14)
General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7 in 4Q 2012, $26 in YTD 2012, and $4 in YTD 2013, and a reduction for the Copano acquisition GP incentive giveback of $25 in 4Q and $75 in YTD 2013.

(15)	Includes Kinder Morgan Energy Partner's (KMP) share of equity investees' DD&A: 4Q 2012 - $40, YTD 2012 - $176, 4Q 2013 - $20, and YTD 2013 - $87.

(16)	Includes KMP share of equity investees' sustaining capital expenditures: 4Q 2012 - $6, YTD 2012 - $19, 4Q 2013 - $1, and YTD 2013 - $3.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Natural Gas Pipelines
Transport Volumes (Tbtu) (1) (2)	1,414.2	1,488.5	5,738.3	5,875.0
Sales Volumes (Tbtu) (3)	234.4	221.9	897.3	879.1
Gathering Volumes (Bbtu/d) (2) (4)	2,857.8	2,959.7	2,959.3	2,996.2

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.3	1.2	1.2	1.2
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	32.3	30.6	30.7	29.0
Sacroc Oil Production - Net (MBbl/d) (7)	26.9	25.4	25.5	24.1
Yates Oil Production - Gross (MBbl/d) (6)	20.0	20.8	20.4	20.8
Yates Oil Production - Net (MBbl/d) (7)	8.9	9.2	9.0	9.3
Katz Oil Production - Gross (MBbl/d) (6)	3.5	1.8	2.7	1.7
Katz Oil Production - Net (MBbl/d) (7)	2.9	1.5	2.2	1.4
Goldsmith Oil Production - Gross (MBbl/d) (6)	1.3	—	0.7	—
Goldsmith Oil Production - Net (MBbl/d) (7)	1.1	—	0.6	—
NGL Sales Volumes (MBbl/d) (8)	10.0	10.0	9.9	9.5
Realized Weighted Average Oil Price per Bbl (9) (10)	$93.65	$85.84	$92.70	$87.72
Realized Weighted Average NGL Price per Bbl (10)	$48.24	$49.38	$46.43	$50.95

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (11)	68.3	67.5	273.6	268.9
Diesel	26.8	26.8	107.0	105.3
Jet Fuel	22.3	20.2	86.0	85.7
Sub-Total Refined Product Volumes - excl. Plantation	117.4	114.5	466.6	459.9
Plantation (MMBbl) (12)
Gasoline	41.4	34.9	148.7	126.4
Diesel	8.7	9.0	34.8	36.2
Jet Fuel	6.0	6.4	24.6	24.9
Sub-Total Refined Product Volumes - Plantation	56.1	50.3	208.1	187.5
Parkway (MMBbl) (12)
Gasoline	1.1	—	1.1	—
Diesel	0.4	—	0.6	—
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	1.5	—	1.7	—
Total (MMBbl)
Gasoline (11)	110.8	102.4	423.4	395.3
Diesel	35.9	35.8	142.4	141.5
Jet Fuel	28.3	26.6	110.6	110.6
Total Refined Product Volumes	175.0	164.8	676.4	647.4
NGLs (13)	10.6	8.6	37.3	31.7
Condensate (14)	3.6	1.4	12.6	1.4
Total Delivery Volumes (MMBbl)	189.2	174.8	726.3	680.5
Ethanol (MMBbl) (15)	10.1	9.1	38.7	33.1

Terminals
Liquids Leasable Capacity (MMBbl)	68.1	60.4	68.1	60.4
Liquids Utilization %	94.5%	92.8%	94.5%	92.8%
Bulk Transload Tonnage (MMtons) (16)	21.8	22.6	89.9	96.9
Ethanol (MMBbl)	18.3	15.4	65.0	65.3

Trans Mountain (MMBbls - mainline throughput)	23.6	26.2	101.1	106.1
____________

Notes:

(1)	Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP (100%), KMLA, FEP (100%), TGP, and EPNG pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.

(3)	Includes Texas Intrastates and KMNTP.

(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, and Red Cedar throughput volumes. Joint Venture throughput reported at KMP share.

(5)	Includes McElmo Dome and Doe Canyon sales volumes.

(6)	Represents 100% production from the field.

(7)	Represents KMP's net share of the production from the field.

(8)	Net to KMP.

(9)	Includes all KMP crude oil properties.

(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(11)	Gasoline volumes include ethanol pipeline volumes.

(12)	Plantation and Parkway reported at 100%.

(13)	Includes Cochin and Cypress (100%).

(14)	Includes KMCC and Double Eagle (100%).

(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(16)	Includes KMP's share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions)

	December 31,	December 31,
	2013	2012 (1)
ASSETS
Cash and cash equivalents	$377	$529
Other current assets	2,313	1,848
Property, plant and equipment, net	27,405	22,330
Investments	2,233	1,864
Goodwill, deferred charges and other assets	10,385	8,405
TOTAL ASSETS	$42,713	$34,976

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$1,504	$1,155
Other current liabilities	3,038	2,092
Long-term debt	18,410	15,907
Debt fair value adjustments	1,214	1,698
Other	1,326	1,362
Total liabilities	25,492	22,214

Partners' capital
Accumulated other comprehensive income	33	168
Other partners' capital	16,768	12,327
Total KMP partners' capital	16,801	12,495
Noncontrolling interests	420	267
Total partners' capital	17,221	12,762
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$42,713	$34,976

Total Debt, net of cash and cash equivalents, and excluding
the debt fair value adjustments	$19,537	$16,533

Segment earnings before DD&A and certain items	$5,637	$4,560
G&A	(521)	(432)
Income taxes	80	40
Noncontrolling interests	(31)	(22)
EBITDA (2)(3)	$5,165	$4,146

Debt to EBITDA	3.8	4.0	(4)
____________
Notes:

(1)	December 2012 balance sheet recast to reflect the transfer of assets among entities under common control.

(2)	EBITDA includes add back of KMP's share of equity investees' DD&A and is before certain items.

(3)	EBITDA is last twelve months.

(4)	Actual December 2012 Debt to EBITDA as reported prior to the recast of assets under common control was 3.7.